Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Esperion Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457 (c) and Rule 457(h)	6,250,000 (2)	$1.98 (4)	$12,375,000	$0.0001476	$1,826.55
Equity	Common stock, par value $0.001 per share	Rule 457 (c) and Rule 457(h)	6,175,000 (3)	$1.683 (5)	$10,392,525	$0.0001476	$1,533.94
Total Offering Amounts					$22,767,525		$3,360.49
Total Fee Offsets							$—
Net Fee Due							$3,360.49
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Esperion Therapeutics, Inc. (the “Registrant”), which become issuable under the Registrant’s 2022 Stock Option and Incentive Plan, as amended (the “Option Plan”), and 2020 Employee Stock Purchase Plan, as amended (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Represents an increase of 6,250,000 shares of Common Stock to the number of shares available for issuance under the Option Plan. Shares available for issuance under the Option Plan were previously registered on the Registrant’s registration statements on Form S-8 (Registration No. 333-265247 and Registration No. 333-273555) filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2022 and August 1, 2023, respectively, respectively.

(3)
Represents an increase of 6,175,000 shares of Common Stock to the number of shares available for issuance under the ESPP. Shares available for issuance under the ESPP were previously registered on the Registrant’s registration statement on Form S-8 (Registration No. 333-243757) filed with the Commission on August 10, 2020.

(4)
The price of $1.98 per share, which is the average of the high and low sale prices of Common Stock as quoted on the Nasdaq Global Market on August 7, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(5)	The price of $1.683 per share, which is 85% of the average of the high and low sale prices of Common Stock as quoted on the Nasdaq Global Market on August 7, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value per share of common stock on the first trading day of the applicable offering period or on the exercise date of the applicable offering period, whichever is less.